Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes Thomas A. Broughton III and Edison K. Woodie, III, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf the ServisFirst Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2024.

Hereby executed by the following persons in the capacities indicated on February 17, 2025 in Birmingham, Alabama.

Name	Title

/s/ Irma L. Tuder	Director
Irma L. Tuder

/s/ Joseph R. Cashio	Director
Joseph R. Cashio

/s/ James J. Filler	Director
James J. Filler

/s/ Betsy B. Holloway	Director
Betsy B. Holloway

/s/ Hatton C.V. Smith	Director
Hatton C.V. Smith

/s/ Christopher J. Mettler	Director
Christopher J. Mettler